UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 13, 2010

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	98-0020849
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

8840 Wilshire Blvd.

Beverly Hills, California 90211

(Address of principal executive offices)

(310) 358-3213

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	Termination of a Material Definitive Agreement

Effective as of May 17, 2010, in connection with the removal of Mark Smith as the Chief Financial Officer of Public Media Works, Inc. (the “Company”) as described in Item 5.02 below, the Company provided Mr. Smith notice of termination of the consulting agreement dated as of March 15, 2010 between EntertainmentXpress, Inc., the Company’s wholly-owned subsidiary, Mark Smith, and Securities Compliance, Inc. (“SCI”), a company controlled by Mark Smith.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the Company’s previously announced closing of the exchange transaction with EntertainmentXpress, Inc., the following management changes have been made:

Effective as of May 17, 2010, Bill Zabit has been appointed as the President of the Company. Mr. Zabit, age 61, has served as the Chief Marketing Officer of our subsidiary, EntertainmentXpress, since March 2010. Mr. Zabit has over 30 years of experience as a corporate executive, strategist, consultant and practitioner in the areas of branding, advertising, marketing and communications. From 2004 to 2010, he was President and Chief Executive Officer of Zabit Consulting, a communication and marketing agency with a strategic approach to delivering creative client services, and which is also focused on IP development for on-demand communication solutions with two patents pending. From 2002 to 2004, Mr. Zabit was a Partner at Ernst & Young where he was brought in to build a strategic messaging model that was targeted to bring public relations, investor relations, company branding, advertising, customer and internal communication services as a unified offering to companies undergoing mergers and acquisitions, initial public offerings, divestures or other significant change events. From 1998 to 2000, he was President and a Director of Worldwide Xceed, a NASDAQ on-line/off-line branding, advertising and marketing communications company. While he was president, Xceed’s market cap grew to a billion dollars. From 1993 to 1998, Mr. Zabit founded and was the Chief Executive Officer of ZABIT communications which was one of the first fully integrated agencies. The company was named by Inc Magazine as one of the fastest growing companies in America. From 1986 to 1993, he was a principal and a national practice leader in communications, strategy and internal branding for Mercer Consulting working with Fortune 100 companies in the U.S. and internationally. During his career, Mr. Zabit has earned over 100 awards of excellence including two Emmy nominations, a dozen Gold Quill awards, Addy awards, PRSA awards, Marketing awards and several international film and communication awards. He holds a BS degree in journalism from the University of Wisconsin, Madison where he also completed graduate course work in Mass Communications.

Effective as of May 17, 2010, Greg Sutyak was appointed as our Chief Financial Officer. Mr. Sutyak, age 54, has over 25 years of business management and finance experience, with proven success in the start-up and launch of new technology ventures. From 2008 through the date of his appointment as our Chief Financial Officer, Mr. Sutyak was providing strategic consulting services to several start-up companies. From 2003 until 2008, he co-founded and served as Executive Vice President of Finance & Operations with Zvue Corporation, a NASDAQ listed company engaged in the development and sale of a handheld video player. From 2001 to 2003, Mr. Sutyak was the Chief Financial Officer and Vice President of Investor Relations of DSS Software Technology, a NASDAQ listed information technology consulting firm. From 1995 to 2001, Mr. Sutyak co-founded and served as Chief Financial Officer and Chief Operating Officer of Audiohighway.com, a NASDAQ listed company which developed and launched world’s first online licensed audio download and playback system. From 1993 to 1995, he was a founder, director, Chief Financial Officer and Interim Chief Executive Officer of TestDrive Corporation, a software distribution company which was sold to a Fortune 100 corporation, RR Donnelley. Prior to that, from 1981 to 1990, Mr. Sutyak worked at Tokai Bank where he developed and managed a $100M portfolio. Mr. Sutyak holds a BA degree in Economics from the University of Pittsburgh and a MBA in Finance and International Business from the University of San Francisco.

Effective as of May 17, 2010, Garrett Cecchini resigned as the President of the Company in connection with the appointment of Mr. Zabit as the President of the Company. Mr. Cecchini remains as the Chief Executive Officer, Secretary and a director of the Company. Effective as of May 17, 2010, the Company removed Mark Smith as the Chief Financial Officer of the Company in connection with the appointment of Mr. Sutyak as the Chief Financial Officer of the Company. Effective as of May 13, 2010, Larry Gitlin resigned as the Chief Operating Officer of the Company to pursue other activities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.

Dated: May 18, 2010	By:	/s/ GARRETT CECCHINI
Garrett Cecchini Chief Executive Officer